Ingersoll-Rand Company Limited
Clarendon House
2 Church Street
Hamilton HM 11
Bermuda

www.irco.com


NEWS RELEASE

Contact:  Paul Dickard (Media)
          (201) 573-3120

         Joe Fimbianti (Analysts)
         (201) 573-3113




Ingersoll-Rand 4Q 2002 Diluted EPS
Excluding Restructuring Totals $1.19,
Up 70% Over Comparable 4Q 2001;
Reports Strong Full-year Adjusted Free Cash Flow of $572 Million


     Hamilton, Bermuda, January 23, 2003 - Ingersoll-Rand Company Limited (NYSE:IR), a leading diversified industrial enterprise, today announced fourth-quarter 2002 net earnings of $202.9 million, or diluted earnings per share (DEPS) of $1.19, excluding charges related to restructuring and productivity investments ("restructuring"). This performance reflects a 70% increase, on a comparable basis, to the $0.70 DEPS recorded in the fourth quarter of 2001. GAAP reported total net earnings for the fourth quarter were $183.3 million, or DEPS of $1.08. Fourth-quarter earnings include the results of the company's Engineered Solutions business, which has been reclassified to discontinued operations for 2002 and preceding years due to its pending sale to The Timken Company (see Table I below).
     Fourth-quarter reported revenues of $2,444.6 million were approximately 7% higher than in 2001 and increased by 6%, excluding acquisitions. Currency translation added approximately 1% to fourth-quarter sales growth. All four sectors experienced revenue growth in the quarter compared to last year. The Thermo King, Air Solutions, Dresser-Rand, Club Car, and Portable Power business units had double-digit year-over-year revenue growth.
IR continues its progress in increasing recurring revenues, which includes revenues derived from installation, parts, service and rental. Total recurring revenues grew by 17% compared to the fourth quarter of 2001, and accounted for 27% of total revenues.
     Discontinued operations for the fourth quarter included approximately $68 million in pre-tax benefits related to reimbursement payments from U.S. Customs for antidumping claims under the Continued Dumping and Subsidy Offset Act (CDSOA) related to IR's Engineered Solutions business.
     The reported fourth-quarter tax expense was $20.7 million. This is comprised of $38.5 million of taxes on discontinued operations, offset by a tax benefit of $17.8 million on continuing operations. The tax benefit on continuing operations resulted from the reclassification to discontinued operations of Engineered Solutions, which has a 39% tax rate, and an adjustment to the full-year tax provision to reflect a lower tax rate than had been previously forecasted.

Table I

Ingersoll-Rand Net Earnings
Fourth-quarter 2002

                             GAAP Reported         Adjusted*
                          ($ mil)    ($)	 ($ mil)    ($)
			   Net      DEPS	   Net	    DEPS
			  Income	   	 Income
Continuing Operations	   126.6     0.74 	  140.1     0.82
Discontinued Operations**   56.7     0.34 	   62.8     0.37
  Total	                   183.3     1.08 	  202.9     1.19

 *  Adjusted for restructuring and productivity costs of $34.8 million pre-tax (DEPS $0.11)
** Includes pre-tax benefit of $68.0 million (DEPS of $0.26) in CDSOA receipts


Full-year Results
     Full-year 2002 net revenues were $8,951.3 million, a 4% increase compared to 2001. Excluding acquisitions, revenues increased by 3%, primarily due to improved sales at Security and Safety, Dresser-Rand and Bobcat. Engineered Solutions, which is now classified as a discontinued operation and reported as a single line item, net of tax, had 2002 revenues of approximately $1,200 million, which were not included in consolidated net revenues.
     Adjusted net earnings from operations for full-year 2002 were $528.3 million, or DEPS of $3.10, excluding restructuring and goodwill impairment (see Table II below). These results increased by 13% compared to $2.74 recorded for full year 2001. As previously announced in the second quarter of 2002, and in accordance with Financial Accounting Standard No. 142, the company recorded a charge for goodwill impairment related to the Thermo King operation of the Climate Control Sector. As a result of this $634.5 million net of tax charge the company reported a net loss of $173.6 million for the full year, or a loss of $1.02 in DEPS. Also included in the 2002 full-year reported earnings were pre-tax restructuring charges of $102.0 million.

Table II

Ingersoll-Rand Net Earnings
Full-year 2002

                            GAAP Reported	Adjusted*
    			   ($ mil)  ($)	       ( $ mil)  ($)
			     Net    DEPS	 Net	 DEPS
			    Income		Income

Continuing Operations	    367.3   2.16 	 417.0 	 2.45
Discontinued Operations**    93.6   0.55 	 111.3 	 0.65
  Total Operations	    460.9   2.71 	 528.3 	 3.10
Goodwill Impairment	   (634.5) (3.73)       (634.5) (3.73)
  Total	                   (173.6) (1.02)       (106.2) (0.63)

 * Adjusted for restructuring and productivity costs of $102.0 million pre-tax (DEPS $0.40)
**  Includes pre-tax benefit of $68.0 million
    (DEPS of $0.26) in CDSOA receipts

     The company continued to be a strong cash generator with full-year adjusted free cash flow before restructuring of $572 million, compared to $505 million in 2001. For the five years ended in 2002, the company has generated more than $2.5 billion of adjusted free cash flow before restructuring. The company finished the year with working capital below 5% of revenues from continuing operations.
     "2002 was a challenging year in many ways," said Herbert L. Henkel, chairman, president and chief executive officer. "However, despite stagnant market conditions, IR was able to meet or exceed its earnings per share, free cash flow and working capital to sales targets for the year.
     "We also continued to execute our strategy of innovation in products and services and our programs to promote recurring revenue growth, operational excellence and leveraging the skills of the organization."

Charges for Restructuring and Productivity Investments
     IR completed a previously announced restructuring program in the fourth quarter of 2002. It was initiated in 2000 to reduce costs and accelerate productivity initiatives throughout the company. Including the integration of the Hussmann acquisition, this program has resulted in the closure of 29 manufacturing facilities and a workforce reduction of more than 7,000 employees.
     Pre-tax charges for the restructuring and productivity investment program for full-year 2002 totaled $102.0 million, including fourth-quarter charges totaling $34.8 million. Since inception, this program resulted in total spending of $460.5 million and generated annual savings exceeding $200 million.

Goodwill Accounting
     Effective January 1, 2002, the company adopted Financial Accounting Standard No. 142 (FAS 142), which states that goodwill and intangible assets deemed to have indefinite lives are no longer subject to amortization, but are to be tested for impairment at least annually. Full-year 2001 results from continuing operations included pre-tax goodwill amortization expense of $130.9 million, or $0.68 DEPS.

Pension Equity Charge
     In the fourth quarter, the company recorded a $317.1 million after-tax equity charge to reflect the additional minimum liability under its pension plans. Including this charge and the goodwill impairment, the debt-to-total capital ratio ended the year at 47.5%, compared to 46.2% at the end of 2001. The decline in pension asset values and changes in actuarial assumptions will result in an additional pre-tax pension expense in 2003 of about $0.35 DEPS.

Sale of Engineered Solutions
     On October 16, 2002, IR announced that it has agreed to sell its Engineered Solutions business to The Timken Company. The proceeds from the transaction will consist of $700 million in cash and $140 million of Timken common stock. The sale is targeted to close by the end of first-quarter of 2003.

Fourth-quarter Business Review
     The business sector review of 2002 operating income and margins is on a comparable basis to 2001, excluding goodwill amortization and charges for restructuring and productivity investments. The Engineered Solutions business has been reclassified as a discontinued operation, net of tax, for 2002 and preceding years.

     The Climate Control Sector provides solutions to transport, preserve, store and display temperature-sensitive products, and includes the market leading brands of Hussmann and Thermo King.
     Revenues for the sector increased by 5%, compared to the fourth quarter of 2001. Operating margins of 5.9% in 2002 were similar to 2001.
     Hussmann revenues in the fourth quarter decreased by 3%, compared to last year, as supermarket customers exhibited continued restraint in capital spending due to their reduced profits from sluggish revenue growth and competitive pricing in the food industry. Display case sales declined by 11% in the quarter compared to last year. The company continues to expand large multi-store service programs, and currently provides comprehensive service to more than 3,300 stores for several major retail chains. Fourth-quarter recurring revenues increased by 12% compared to last year. The installation, service and parts business accounted for approximately 38% of total stationary refrigeration revenues in the quarter compared to about 32% at the end of 2001.
     Thermo King revenues for the quarter increased by 17% compared to last year's fourth quarter. The North American market for refrigerated trailers and trucks improved compared to the first half of 2002 and the fourth quarter of 2001. Fourth-quarter European truck and worldwide container volumes also increased compared to last year.

     The Industrial Solutions Sector is composed of a diverse group of businesses focused on providing solutions to enhance customers' industrial efficiency. Sector revenues of $696.9 million increased by 10% as the continued weakness in the worldwide industrial economy was more than offset by increased activity in oil- and gas-related markets served by Dresser-Rand, and by recurring-revenue growth and market share gains in the Air Solutions business. Fourth-quarter 2002 operating margins were 8.7% compared to 5.8% in 2001, reflecting the higher volumes and cost and expense reductions related to IR's restructuring program.
     Air and Productivity Solutions provides equipment and services for compressed air systems, tools, fluid power products and the company's Energy Systems business, which produces PowerWorksr microturbines. Total revenues increased by approximately 9% to $349.5 million due to improvements in the Air Solutions business. Air Solutions revenues increased by 15% compared to the fourth quarter of 2001, despite weak end-market demand. This gain reflects higher new product sales and market share gains in complete units, and increased revenues from the aftermarket business. Total recurring revenues accounted for 47% of total Air Solutions revenues. The Air Care program, which offers comprehensive service and maintenance for all brands of air compressors, expanded to more than 8,000 customers, an increase of more than 100% compared to year-end 2001. Fourth-quarter operating margins for Air and Productivity Solutions were 9.4%, compared to 3.5% in 2001, with the increase reflecting higher volumes and the benefits of restructuring. High natural gas prices, which limited sales opportunities for the microturbine product line for most of 2002, continued to be a factor in the fourth quarter. Marketing and product development activity continue to concentrate on environmental opportunities in landfills and waste water treatment applications for the new 250 kilowatt machine, which is expected to be commercially available in April 2003.
     Dresser-Rand (D-R) is a leader in energy conversion technology and is positioned to deliver complete package solutions to the oil, gas, chemical and petrochemical industries. D-R's fourth-quarter revenues of $347.4 million increased by 12% compared to last year. Revenues excluding buyout components increased by 9%. D-R reported an operating profit of $28.0 million in the fourth quarter of 2002, compared to $25.5 million in the prior year. D-R's end markets continue to show good activity levels. The backlog excluding buyouts totaled $565 million at December 31, 2002, a 10% increase compared to year-end 2001. Aftermarket business comprised 52% of D-R revenues in the fourth quarter.

     The Infrastructure Sector includes Bobcat compact equipment, Club Car golf cars and utility vehicles and Ingersoll-Rand road pavers, compactors, portable-power products and drilling equipment. Total sector revenues increased by approximately 9% to $662.8 million and operating margins were 6.5%, compared to 6.3% in 2001. Despite sluggish construction markets in North America, Bobcat compact equipment revenues increased by 5% compared to last year due to new product introductions and higher market shares. Bobcat margins improved as well, reflecting the volume gains and the benefits of productivity initiatives. Road Development revenues increased slightly compared to a weak 2001, and operating margins declined substantially, reflecting soft road-repair markets and unfavorable pricing in North America. Club Car experienced fourth-quarter 2002 revenue gains of more than 20% compared to 2001, reflecting new product sales, including the GM Pathway contract, and fleet golf car market share gains. For full-year 2002 Club Car expanded its market leading position in golf cars by two share points and achieved a market share of approximately 47% at newly opened courses.

     The Security and Safety Sector includes architectural hardware products, mechanical locks, and electronic and biometric access-control technologies. Fourth-quarter revenues increased by 6% (1% excluding acquisitions) to $387.7 million. Electronic access control revenues were particularly strong with an increase in fourth-quarter revenues of more than double compared to last year due to market growth and the acquisition of Electronic Technologies Corporation (ETC) in the second quarter. Operating margins remained strong at 19.9%, compared to 18.1% in 2001. The improved operating margins reflect increased sales of highly profitable electronic products and software and ongoing productivity and cost reduction actions, partially offset by continued investments in growth initiatives.

Comparisons of Other Income Statement Items
     Interest expense of $53.3 million for the fourth quarter of 2002 was $7.9 million less than the 2001 fourth quarter due to lower year-over-year debt levels and a decline in interest rates.
     Other expense totaled $4.3 million of net expense for the fourth quarter, compared to $19.4 million of net expense in last year. The fourth quarter of 2001 included certain non-recurring expense items.
     The company's effective tax rate for continuing operations, excluding restructuring, for the full year 2002 was 9.9%, compared to 21.8% last year. The tax rate declined for continuing operations due to the realization of tax benefits from IR's tax planning initiatives and the reclassification of Engineered Solutions to discontinued operations.

2003 Outlook
     "Activity in most of IR's major industrial and construction end markets continued to be sluggish as we closed out 2002," said Henkel. "Fourth quarter orders for the total company increased by approximately 4% compared to last year's depressed fourth-quarter activity. From our recent order pattern we do not see any rapid near-term improvement in most of our major North American markets and we see growing weakness in Europe.
     "In this uncertain market we are continuing to focus on permanent reductions in our operating cost structures while continuing to make strategic business investments to generate future growth."
     Based on the current macro-economic environment, diluted EPS from total operations for full year 2003 is expected to be $3.10 to $3.30. This estimate excludes the gain on the anticipated sale of Engineered Solutions. Operating margins will improve from operating cost reductions. Full-year 2003 expectations include a tax rate of approximately 14%. Additionally, the CDSOA payment is expected to add approximately $50 million to the pre-tax earnings of discontinued operations. Higher pension expense will negatively impact earnings by about $0.35 per share.
     Free cash flow from operations is expected to exceed $400 million. The company expects to use the cash from the sale of Engineered Solutions to further reduce its debt, which will strengthen our balance sheet and allow us to pursue bolt-on acquisitions and stock buybacks with the cash flow generated from operations in 2003.
     "First-quarter 2003 earnings are expected to be $0.60 to $0.65 per share, including $0.08 of earnings from discontinued operations," said Henkel. "This forecast compares to earnings of $0.58 per share in the first quarter of 2002 and is based on end market conditions which are similar to the fourth quarter of 2002. We expect to offset medical and pension cost increases with improved productivity."

     IR is a leading innovation and solutions provider for the major global markets of Security and Safety, Climate Control, Industrial Solutions and Infrastructure. The company's diverse product portfolio encompasses such leading industrial and commercial brands as Schlage locks and security solutions; Thermo King transport temperature control equipment; Hussmann commercial and retail refrigeration equipment; Bobcat compact equipment; Club Car golf cars and utility vehicles; Torrington bearings and components; PowerWorks microturbines; and Ingersoll-Rand industrial and construction equipment. In addition, IR offers products and services under many more premium brands for customers in industrial and commercial markets. Further information on IR can be found on the company's web site at www.irco.com.
          This news release includes "forward-looking statements" that involve risks and uncertainties. Political, economic, climatic, currency, tax, regulatory, technological, competitive and other factors could cause actual results to differ materially from those anticipated in the forward-looking statements. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to its report on Form 10-Q for the three months ended September 30, 2002.

                            #   #   #
                             1/23/03
                    (See Accompanying Tables)